Exhibit 99.1

FOR RELEASE ON MONDAY, September 12TH

Prestige Brands Holdings, Inc. Appoints Christine Sacco as New Chief Financial Officer

Tarrytown, NY—September 12, 2016—Prestige Brands Holdings, Inc. (NYSE-PBH), a leading marketer of over-the-counter healthcare products, today announced the appointment of Christine “Chris” Sacco to the position of Chief Financial Officer for the Company.

Ms. Sacco is a seasoned public company chief financial officer, bringing more than 19 years of experience in corporate finance, treasury, investor relations, strategic planning, operations and mergers and acquisitions focused on consumer products and specialty pharma companies. She joins Prestige following eight years at Boulder Brands, Inc. where she served as Chief Financial Officer for the last four years. Prior to Boulder, for five years she held positions of increasing financial responsibility with Alpharma, Inc., a global specialty pharma company, where she last held the position of Vice President, Treasurer. Ms. Sacco holds a BS from St. Thomas Aquinas College and is a Certified Public Accountant.

In making the announcement, Ron Lombardi, CEO, commented, “We are very pleased to have Chris join the Prestige team. She has an extensive financial background focusing on relevant industries, and her insight and experience will strengthen our management team and contribute to the growth and expansion of our brands.”

“I look forward to building upon the Company’s impressive history of growth and brand building,” Ms. Sacco said. “Prestige is a growing organization with an excellent business model and a proven track record of successful acquisitions and organic growth. I am confident I can contribute to the Company’s future growth, profitability and shareholder value,” she said.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter healthcare and household cleaning products throughout the U.S and Canada, Australia and in certain other international markets. The Company’s brands include Monistat® women’s health products, Nix® lice treatment, DenTek® oral care products, Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, Little Remedies® pediatric products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid in Canada. Visit the Company's website at www.prestigebrands.com.

Contact: Dean Siegal, Prestige Brands, Inc. 914-524-6819